EXHIBIT 12

MERCURY FINANCE COMPANY

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended December 31 (dollars in thousands)

                                   1996              1995              1994              1993             1992

Net income/(loss)                 (28,968)          $74,129            $86,545          $64,927          $45,723

Added fixed charges:
  Cost of Borrowing                64,789            57,303             39,375           32,993           29,525
  One-third of rentals              1,464             1,370              1,056              873              635

  Total fixed charges:            $66,253           $58,673            $40,431          $33,806          $30,160


   Provisions/(credits) for
     income taxes:
   Federal                        (18,604)           38,895             46,797           34,634           23,914
   State                           (1,811)            7,084              7,648            5,306            4,025

   Total income taxes            ($20,415)          $45,979            $54,445          $39,940          $27,939


   Total "earnings"
     (net income/(loss),
     fixed charges and
     income taxes)                $16,870          $178,781           $181,421         $138,673         $103,822


Ratio of "earnings" to fixed
 charges                             0.25              3.05               4.49             4.10             3.44


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